AMCOL International Corporation (NYSE: ACO) Reports Third Quarter Results

HOFFMAN ESTATES, IL--(Marketwire - October 22, 2010) - AMCOL International Corporation (NYSE: ACO) today reported 2010 third quarter net income attributable to AMCOL shareholders of $0.55 per diluted share as compared to $0.43 per diluted share in the prior year's period. The current period includes charges due to operational issues from our domestic personal care products group, within the Minerals & Materials segment of $.06 per diluted share, and a gain on foreign currency transactions of $.05 per diluted share.

Net sales increased 22.3% to $233.5 million for the quarter ended September 30, 2010 from $190.9 million in the 2009 period. Operating profit increased 17.1% over the 2009 third quarter to $22.5 million. Foreign currency translation did not have a material impact on our comparative results for the quarter.

Net sales for the nine-month period ended September 30, 2010 increased 19.5% to $629.1 million, compared with $526.5 million for the 2009 period. Operating profit increased 32.1% over the 2009 period to $57.0 million. Foreign currency translation did not have a material impact on our comparative results for the nine-month period.

This release should be read in conjunction with the attached unaudited condensed consolidated financial statements. Further discussion of items and events impacting earnings are included later in this press release.

"Overall, it was a good quarter, especially in our Minerals & Materials segment," said Larry Washow, AMCOL President and Chief Executive Officer. "Our Environmental and Oilfield Services segments were generally in line with our expectations."

Washow continued, "The Minerals & Materials segment had another strong quarter as a stable US business combined with growth in Asia and solid results in Europe produced a good revenue number. The operational issues in domestic personal care products hurt our margins, however, we believe we have addressed these issues and do not expect similar charges going forward. Expected start-up losses from the South Africa chrome business also impacted margins in the quarter. Our other consumer related products are performing well and we have seen nice improvement in basic minerals. We believe we are well positioned across the segment with metalcasting continuing to show strength around the world."

"As expected, Environmental generated their highest quarterly revenue of the year. The margins were down as the business mix included more sales from contracting services, which tends to have lower margins. Building materials revenue is up somewhat from last year, but we still do not see significant improvement in the market," Washow continued.

"Oilfield Services revenue was up substantially from last year, and improved sequentially as well; nearly all of our business lines showed growth. Coil tubing sales in particular have been expanding and we look for it to perform well in the months ahead. We continue to improve our overseas service capability as we look for stronger growth prospects than those we see in the Gulf of Mexico," Washow added.

"The performance of the Minerals & Materials segment continues to be very encouraging and was a key contributor to the third quarter. Although the holidays will impact the fourth quarter, we expect continued margin improvement from Minerals & Materials into the fourth quarter. Activity in the Environmental segment is still soft, but we are seeing some larger projects develop and contracting services should continue to expand. Oilfield Services is also well positioned to wrap up a better year in revenue, and we are working to improve margins," Washow concluded.

STATEMENT OF OPERATIONS HIGHLIGHTS:

The statement of operations highlights are supported by the segment results schedules included in this press release.

Net sales: The following discusses the reasons for the increased revenue by segment for the 2010 third quarter as compared to the prior year's quarter.

Minerals & Materials: The majority of the revenue improvement was due to increased volumes, principally in domestic and Asian metalcasting markets, resulting from increased demand for castings for automobiles and heavy equipment. Our basic minerals group had increased volumes driven by greater demand for drilling products for oil and gas wells.

Environmental: The revenue increase is principally due to increased demand for our European contracting services and our domestic building materials and drilling products.

Oilfield Services: The majority of the increase is due to greater demand for services from our domestic coiled tubing and Australian operations.

Transportation: Approximately one third of the revenue increase was due to increased fuel-surcharges and the remainder was from greater demand for consumer product shipments.

Gross profit: Gross profit increased $4.6 million, or 8.6%, from the 2009 third quarter, while gross margin decreased 310 basis points to 25.1%.

Minerals & Materials: Gross profit increased $4.2 million, or 21.0%, from the 2009 quarter, and gross margins decreased 50 basis points to 21.7%, principally due to the operational issues in domestic personal care products, and start-up losses in our South African chrome sand business, offset by greater volumes and increased operating efficiencies.

Environmental: Gross profit decreased $1.9 million, or 8.5%, from the 2009 quarter. Gross margins decreased 650 basis points to 29.0%. The decrease in gross margin is principally due to an increase in sales in our lower margin contracting services and increased competition in lining technologies products.

Oilfield Services: Gross profit increased $2.3 million, or 24.3% from the 2009 quarter. Gross margin decreased 400 basis points to 29.0% due to changes in the composition of revenues by service offering.

General, selling and administrative expenses (GS&A): GS&A expenses increased $1.3 million, or 3.9%, from the prior year quarter due to increased employee compensation and benefits costs.

Interest expense, net: Interest expense, net, decreased $.3 million due to reduced overall average interest rates on average debt levels that were comparable to the prior year quarter.

Other, net: Other, net is comprised mostly of foreign currency transaction and currency derivative gains and losses. The $2.1 million increase is due to increased gains from foreign currency transactions.

Income taxes: The third quarter results include income tax expense of $5.2 million versus an expense of $3.3 million in the prior year period. The increased expense results from greater pre-tax income. The effective tax rate increased as a greater portion of pre-tax income was generated in our domestic operations, which typically are subject to higher tax rates than those in effect in foreign countries.

Income (loss) from affiliates and joint ventures: The $0.4 million reduction from the prior year is due to lower earnings in our Indian and Russian joint ventures and affiliates.

Share count: Our weighted average common and common equivalent shares outstanding increased 1.6% to 31.6 million; but did not have a material impact on our quarterly diluted earnings per share attributable to AMCOL shareholders.

FINANCIAL POSITION AND CASH FLOW HIGHLIGHTS:

Long-term debt increased $22.7 million to $229.7 million during the nine months ended September 30, 2010. During that time, we have invested in working capital to support our revenue growth, purchased the remaining 47% of the chrome mine in South Africa, and invested in a related chrome processing plant. Total long-term debt, net represented 36.1% of capitalization at September 30, 2010 as compared to 35.3% at December 31, 2009. Cash and cash equivalents decreased $7.3 million to $20.3 million at September 30, 2010 as compared to December 31, 2009.

Net working capital increased $35.1 million from December 31, 2009 to $238.8 million at September 30, 2010. The increase in working capital was due to increased sales volumes.

Cash flow generated from operating activities was $35.2 million for year-to-date September 30, 2010 compared with $90.6 million in the prior year period. Throughout 2009, we decreased our working capital levels significantly in response to the economic recession and lower sales volumes. Thus, we generated significantly less cash flows from operations in the 2010 period as working capital levels have increased since the prior year end due to the increase in sales volumes.

Capital expenditures for year-to-date September 30, 2010 were $37.9 million, of which $13.6 million relates to our construction of our chrome processing facility in South Africa. Excluding our corporate building, comparative amounts in the 2009 period were $39.6 million. The 2009 period also included $17.7 million of expenditures to purchase 53% of the aforementioned chrome mine and start constructing the related processing facility.

In September 2010, we purchased the remaining 47% of the noncontrolling South Africa chrome mine for $10.8 million, which is reflected in the financing section of the cash flow statement as purchase of noncontrolling interests.

Dividends through September 30, 2010 remained roughly the same over the prior year period as our dividend per share has remained constant at $0.18 per quarter per share since the third quarter of 2008.

This release contains certain forward-looking statements regarding AMCOL's expected performance for future periods and actual results for such periods might materially differ. Such forward-looking statements are subject to uncertainties, which include, but are not limited to, actual growth in AMCOL's various markets, utilization of AMCOL's plants, currency exchange rates, currency devaluation, delays in development, production and marketing of new products, integration of acquired businesses, and other factors detailed from time to time in AMCOL's annual report and other reports filed with the Securities and Exchange Commission. AMCOL undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in AMCOL's expectations.

AMCOL International, headquartered in Hoffman Estates, IL, produces and markets a wide range of specialty mineral products used for industrial, environmental and consumer-related applications. AMCOL is the parent of American Colloid Company, CETCO (Colloid Environmental Technologies Company), CETCO Oilfield Services Company and the transportation operations, Ameri-co Carriers, Inc. and Ameri-co Logistics, Inc. AMCOL's common stock is traded on the New York Stock Exchange under the symbol ACO. AMCOL's web address is www.amcol.com. AMCOL's third quarter conference call will be available live today at 11 a.m. ET on the AMCOL website or by dialing 1.888.466.4509.

Financial tables follow.

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)
	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net sales	$629,115	$526,539	$233,451	$190,920
Cost of sales	465,304	382,320	174,962	137,069
Gross profit	163,811	144,219	58,489	53,851
General, selling and administrative expenses	106,785	101,047	35,967	34,626
Operating profit	57,026	43,172	22,522	19,225
Other income (expense):
Interest expense, net	(7,092)	(9,399)	(2,542)	(2,833)
Other, net	2,066	(2,595)	2,183	119
	(5,026)	(11,994)	(359)	(2,714)
Income before income taxes and income (loss) from affiliates and joint ventures	52,000	31,178	22,163	16,511
Income tax expense	12,894	6,388	5,193	3,271
Income before income (loss) from affiliates and joint ventures	39,106	24,790	16,970	13,240

Income (loss) from affiliates and joint ventures	266	(921)	337	721

Net income (loss)	39,372	23,869	17,307	13,961

Net income (loss) attributable to noncontrolling interests	(322)	296	(110)	661

Net income (loss) attributable to AMCOL shareholders	$39,694	$23,573	$17,417	$13,300

Weighted average common shares outstanding	31,137	30,735	31,225	30,766

Weighted average common and common equivalent shares outstanding	31,498	30,973	31,565	31,061

Basic earnings per share attributable to AMCOL shareholders	$1.27	$0.77	$0.56	$0.43

Diluted earnings per share attributable to AMCOL shareholders	$1.26	$0.76	$0.55	$0.43

Dividends declared per share	$0.54	$0.54	$0.18	$0.18

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

ASSETS	September 30,	December 31,
	2010	2009
	(unaudited)	*
Current assets:
Cash and equivalents	$20,326	$27,669
Accounts receivable, net	201,092	148,260
Inventories	105,469	96,173
Prepaid expenses	12,938	12,509
Deferred income taxes	7,706	6,525
Income tax receivable	9,158	2,431
Other	5,979	463
Total current assets	362,668	294,030

Noncurrent assets:
Property, plant, equipment, mineral rights and reserves:
Land and mineral rights	60,523	57,898
Depreciable assets	448,494	414,617
	509,017	472,515
Less: accumulated depreciation and depletion	253,018	236,269

	255,999	236,246

Goodwill	71,260	71,156
Intangible assets, net	44,370	47,185
Investments in and advances to affiliates and joint ventures	33,544	32,228
Available-for-sale securities	17,917	25,563
Other assets	22,278	27,852
Total noncurrent assets	445,368	440,230
	$808,036	$734,260

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$61,830	$40,335
Accrued liabilities	62,029	49,981
Total current liabilities	123,859	90,316

Noncurrent liabilities:
Long-term debt	229,690	207,017
Pension liabilities	21,420	20,403
Deferred compensation	7,980	7,544
Other long-term liabilities	19,691	29,208
Total noncurrent liabilities	278,781	264,172

Equity:
Common stock	320	320
Additional paid in capital	91,666	84,830
Retained earnings	298,149	275,200
Accumulated other comprehensive income	24,615	32,174
	414,750	392,524
Less:
Treasury stock	10,608	14,377
Total AMCOL shareholders' equity	404,142	378,147

Noncontrolling interest	1,254	1,625

Total equity	405,396	379,772

	$808,036	$734,260

* Condensed from audited financial statements.

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In thousands)

	Nine Months Ended
	September 30,
	2010	2009
Cash flow from operating activities:
Net income	$39,372	$23,869
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation, depletion, and amortization	26,470	26,781
Other non-cash charges	3,174	9,023
Changes in assets and liabilities, net of effects of acquisitions:
Decrease (increase) in current assets	(69,385)	35,096
Decrease (increase) in noncurrent assets	(2,298)	(1,257)
Increase (decrease) in current liabilities	34,832	(7,480)
Increase (decrease) in noncurrent liabilities	2,999	4,586
Net cash provided by (used in) operating activities	35,164	90,618

Cash flow from investing activities:
Capital expenditures	(37,944)	(39,637)
Capital expenditures - corporate building	-	(9,651)
Proceeds from sale of depreciable assets - corporate building	-	9,651
Receipts from Chrome Corp	-	6,000
Investments in and advances to affiliates and joint ventures	(2,047)	(2,647)
Other	1,210	2,384
Net cash used in investing activities	(38,781)	(33,900)
Cash flow from financing activities:
Net change in outstanding debt	21,004	(42,467)
Purchase of noncontrolling interest	(11,873)	-
Proceeds from sales of treasury stock	3,252	1,005
Purchases of treasury stock	-	(165)
Dividends	(16,745)	(16,526)
Excess tax benefits from stock-based compensation	394	464
Net cash provided by (used in) financing activities	(3,968)	(57,689)
Effect of foreign currency rate changes on cash	242	897
Net increase (decrease) in cash and cash equivalents	(7,343)	(74)
Cash and cash equivalents at beginning of period	27,669	19,441
Cash and cash equivalents at end of period	$20,326	$19,367

AMCOL INTERNATIONAL CORPORATION
SEGMENT RESULTS (unaudited)
QUARTER-TO-DATE

Three Months Ended September 30,
Minerals and Materials	2010		2009		2010 vs 2009
	(Dollars in Thousands)

Net sales	$110,332	100.0%	$89,021	100.0%	$21,311	23.9%
Cost of sales	86,383	78.3%	69,232	77.8%	17,151	24.8%
Gross profit	23,949	21.7%	19,789	22.2%	4,160	21.0%
General, selling and
administrative expenses	11,608	10.5%	9,317	10.5%	2,291	24.6%
Operating profit	12,341	11.2%	10,472	11.7%	1,869	17.8%

	Three Months Ended September 30,
Environmental	2010		2009		2010 vs 2009
	(Dollars in Thousands)

Net sales	$72,373	100.0%	$64,493	100.0%	$7,880	12.2%
Cost of sales	51,418	71.0%	41,603	64.5%	9,815	23.6%
Gross profit	20,955	29.0%	22,890	35.5%	(1,935)	-8.5%
General, selling and
administrative expenses	12,404	17.1%	12,135	18.8%	269	2.2%
Operating profit	8,551	11.9%	10,755	16.7%	(2,204)	-20.5%

	Three Months Ended September 30,
Oilfield Services	2010		2009		2010 vs 2009
	(Dollars in Thousands)

Net sales	$41,204	100.0%	$29,109	100.0%	$12,095	41.6%
Cost of sales	29,249	71.0%	19,491	67.0%	9,758	50.1%
Gross profit	11,955	29.0%	9,618	33.0%	2,337	24.3%
General, selling and
administrative expenses	7,876	19.1%	6,522	22.4%	1,354	20.8%
Operating profit	4,079	9.9%	3,096	10.6%	983	31.8%

	Three Months Ended September 30,
Transportation	2010		2009		2010 vs 2009
	(Dollars in Thousands)

Net sales	$14,284	100.0%	$12,487	100.0%	$1,797	14.4%
Cost of sales	12,654	88.6%	10,933	87.6%	1,721	15.7%
Gross profit	1,630	11.4%	1,554	12.4%	76	4.9%
General, selling and
administrative expenses	876	6.1%	861	6.9%	15	1.7%
Operating profit	754	5.3%	693	5.5%	61	8.8%

	Three Months Ended September 30,
Corporate	2010	2009	2010 vs 2009
	(Dollars in Thousands)

Intersegment shipping sales	$(4,742)	$(4,190)	$(552)
Intersegment shipping costs	(4,742)	(4,190)	(552)
Gross profit	-	-	-
General, selling and
administrative expenses	3,203	5,791	(2,588)	-44.7%
Operating loss	3,203	5,791	(2,588)	-44.7%

AMCOL INTERNATIONAL CORPORATION
SEGMENT RESULTS (unaudited)
YEAR-TO-DATE

	Nine Months Ended September 30,
Minerals and Materials	2010		2009		2010 vs 2009
	(Dollars in Thousands)

Net sales	$314,417	100.0%	$244,657	100.0%	$69,760	28.5%
Cost of sales	238,918	76.0%	193,774	79.2%	45,144	23.3%
Gross profit	75,499	24.0%	50,883	20.8%	24,616	48.4%
General, selling and
administrative expenses	32,526	10.3%	27,020	11.0%	5,506	20.4%
Operating profit	42,973	13.7%	23,863	9.8%	19,110	80.1%

	Nine Months Ended September 30,
Environmental	2010		2009		2010 vs 2009
	(Dollars in Thousands)

Net sales	$175,707	100.0%	$164,096	100.0%	$11,611	7.1%
Cost of sales	123,634	70.4%	107,580	65.6%	16,054	14.9%
Gross profit	52,073	29.6%	56,516	34.4%	(4,443)	-7.9%
General, selling and
administrative expenses	35,725	20.3%	34,913	21.3%	812	2.3%
Operating profit	16,348	9.3%	21,603	13.1%	(5,255)	-24.3%

	Nine Months Ended September 30,
Oilfield Services	2010		2009		2010 vs 2009
	(Dollars in Thousands)

Net sales	$111,052	100.0%	$93,140	100.0%	$17,912	19.2%
Cost of sales	79,313	71.4%	60,554	65.0%	18,759	31.0%
Gross profit	31,739	28.6%	32,586	35.0%	(847)	-2.6%
General, selling and
administrative expenses	21,879	19.7%	20,123	21.6%	1,756	8.7%
Operating profit	9,860	8.9%	12,463	13.4%	(2,603)	-20.9%

	Nine Months Ended September 30,
Transportation	2010		2009		2010 vs 2009
	(Dollars in Thousands)

Net sales	$39,987	100.0%	$35,336	100.0%	$4,651	13.2%
Cost of sales	35,487	88.7%	31,102	88.0%	4,385	14.1%
Gross profit	4,500	11.3%	4,234	12.0%	266	6.3%
General, selling and
administrative expenses	2,536	6.3%	2,551	7.2%	(15)	-0.6%
Operating profit	1,964	5.0%	1,683	4.8%	281	16.7%

	Nine Months Ended September 30,
Corporate	2010	2009	2010 vs 2009
	(Dollars in Thousands)

Intersegment shipping sales	$(12,048)	$(10,690)	$(1,358)
Intersegment shipping costs	(12,048)	(10,690)	(1,358)
Gross profit	-	-	-
General, selling and
administrative expenses	14,119	16,440	(2,321)	-14.1%
Operating loss	(14,119)	(16,440)	2,321	-14.1%

AMCOL INTERNATIONAL CORPORATION
SUPPLEMENTARY INFORMATION (unaudited)
QUARTER-TO-DATE

Composition of Sales by Geographic Region	Three Months Ended September 30, 2010
	Americas	EMEA	Asia Pacific	Total
Minerals and materials	29.6%	8.1%	9.6%	47.3%
Environmental	14.9%	13.7%	2.4%	31.0%
Oilfield services	14.2%	0.6%	2.8%	17.6%
Transportation	4.1%	0.0%	0.0%	4.1%
Total - current year's period	62.8%	22.4%	14.8%	100.0%
Total from prior year's comparable period	64.0%	25.1%	10.9%	100.0%

	Three Months Ended September 30, 2010
	vs.
Percentage of Revenue Growth by Component	Three Months Ended September 30, 2009
	Base Business	Acquisitions	Foreign Exchange	Total
Minerals and materials	11.0%	0.0%	0.2%	11.2%
Environmental	4.3%	0.2%	-0.4%	4.1%
Oilfield services	5.9%	0.0%	0.4%	6.3%
Transportation	0.7%	0.0%	0.0%	0.7%
Total	21.9%	0.2%	0.2%	22.3%
% of growth	97.8%	0.9%	1.3%	100.0%

	Three Months Ended September 30,
Minerals and Materials Product Line Sales	2010	2009	% change
	(Dollars in Thousands)

Metalcasting	$ 53,632	$ 38,097	40.8%
Specialty materials	27,211	26,661	2.1%
Pet products	15,848	16,959	-6.6%
Basic minerals	12,015	6,348	89.3%
Other product lines	1,626	956	*

Total	110,332	89,021	23.9%

* Not meaningful.

	Three Months Ended September 30,
Environmental Product Line Sales	2010	2009	% change
	(Dollars in Thousands)

Lining technologies	$ 33,407	$ 33,484	-0.2%
Building materials	15,822	14,227	11.2%
Contracting services	16,148	11,243	43.6%
Drilling products	6,996	5,539	26.3%

Total	72,373	64,493	12.2%

AMCOL INTERNATIONAL CORPORATION
SUPPLEMENTARY INFORMATION (unaudited)
YEAR-TO-DATE

Composition of Sales by Geographic Region	Nine Months Ended September 30, 2010
	Americas	EMEA	Asia Pacific	Total
Minerals and materials	31.6%	8.6%	9.8%	50.0%
Environmental	13.4%	12.0%	2.5%	27.9%
Oilfield services	14.7%	0.6%	2.4%	17.7%
Transportation	4.4%	0.0%	0.0%	4.4%
Total - current year's period	64.1%	21.2%	14.7%	100.0%
Total from prior year's comparable period	65.9%	23.5%	10.6%	100.0%

	Nine Months Ended September 30, 2010
	vs.
Percentage of Revenue Growth by Component	Nine Months Ended September 30, 2009
	Organic	Acquisitions	Foreign Exchange	Total

Minerals and materials	12.4%	0.0%	0.8%	13.2%
Environmental	1.5%	0.2%	0.5%	2.2%
Oilfield services	2.9%	0.0%	0.5%	3.4%
Transportation	0.6%	0.0%	0.0%	0.6%
Total	17.4%	0.2%	1.8%	19.4%
% of growth	89.3%	1.0%	9.7%	100.0%

	Nine Months Ended September 30,
Minerals and Materials Product Line Sales	2010	2009	% change
	(Dollars in Thousands)

Metalcasting	$ 147,829	$ 100,592	47.0%
Specialty materials	80,074	71,330	12.3%
Pet products	46,739	49,729	-6.0%
Basic minerals	34,790	20,288	71.5%
Other product lines	4,985	2,718	*
Total	314,417	244,657	28.5%

* Not meaningful.

	Nine Months Ended September 30,
Environmental Product Line Sales	2010	2009	% change
	(Dollars in Thousands)

Lining technologies	$ 84,994	$ 78,768	7.9%
Building materials	41,863	41,704	0.4%
Contracting services	30,787	27,382	12.4%
Drilling products	18,063	16,242	11.2%
Total	175,707	164,096	7.1%

For further information, contact:
Don Pearson
Vice President & Chief Financial Officer
847.851.1500